 Rental Agreement

For 6000 m3 / h Air Generating Factory

Between

Wuxi XinSanZhou Special Steel LLD

&

Henan Weilong Air Separating Company

Part A: Wuxi XinSanZhou Special Steel LLD (Renter)

Part B: Henan Weilong Air Separating Company (Owner)

     Following “the Contract Law of People’s Republic of China” and other relative laws, we, through friendly negotiation on the basis of cooperative development toward long-term growth, reached the following agreement regarding the rental of the oxygen plant installed the 6000 m3 / h Air Separation Equipment.

1.0 Equipment belongings:

The ownership of the 6000 m3 / h Oxygen factory, above ground plant, factory buildings, constructions, and water circulation systems belongs Part B.

        2.0 Rental Period:

2.1 The rental period temporarily scheduled for five years.

2.2 The contract commenced from February 6, 2010, 8:00 a.m Beijing Time.

3.0 Rental Fee:

3.1 Part A will pay 490,000 Yuan RMB for rental fee to Part A, not including salary of workers and safety administrative costs.

3.2 In the rental period, Part A may reject to pay rental fee if Part B’s responsibilities causing the plant couldn’t make production in normal, producing enough air quantity and reaching the air generating target while Part A should pay the rental if the not enough air supplying caused by Part A’s poorly administrative. The judgment should be given by the industrial standard and the opinion of the experts.

4. Safety Production:

4.1 Part A should seriously follow national and industrial standards to operate, administrative and guarantee the safety production.

4.2 Part A is responsible to deal with the consequence of the safety accident which took place when Part A managed the 6000 m3 / h Oxygen factory while Part B has no responsibility of the safety accident.

4.3 In the rental period Part A should be responsible for repairing the equipment damage caused by the Part A’s improper management of the equipment, and shouldn’t deduct any of the rental during the repair period.

5. Payment of Rental:

Part A should pay the rental of the previous month when the one month rental usage finishes. But Part A may deduct from the rental fee what Part B caused the account payable to Part A. ( February 6, 2011 defined as the last day for deduction of the rental fee.)

6. Contract’s effective and termination:

6.1 This contract is effective after both sides make signature and seal.

6.2 If either of both parties doesn’t submit the expiration request three months before the expiration day of this contract, the contract will be considered continuous of the effective for additional five years.

7. Dispute Resolution: If there is the dispute for the contract, both parties should resolve it by negotiation. If the negotiation fails, it should submit to the Wuxi WeiShan People’s Court for judgment.

8. Other

8.1 For the air separating equipment, Part A should take daily and annual maintenance, i.e. normal maintenance, and pay the maintenance fee. Part B is responsible to replace the parts of air pressure’s rotor, electronic motor, gears, molecule sieve due to the normal wear and age following the industrial operating period limitation in order to guarantee the normal production of Part A. If the damage of the parts such as Air Pressure’s rotor, electronic motor, gears, molecule sieve was caused by the improper operation, Part A should be responsible to replace them.

8.2 This contract has four copies and every party has two copies.

Part A     (seal)                   Part B   (seal)

Wuxi XinSanZhou Special             Henan Weilong Air Separating

Steel LLD, PRC                      Company, PRC

Date: February 4, 2010